EXHIBIT 5.2
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                               Jenkens & Gilchrist
                           a Professional Corporation



                                                                March 17, 2000


Sbarro, Inc.
Sbarro's of Texas, Inc.
401 Brookhollow Road
Melville, New York 11747

Ladies and Gentlemen:

         We are acting as special counsel to Sbarro's of Texas, Inc., a Texas corporation (the "Texas Guarantor") in connection with the Texas Guarantor Guaranty (hereafter defined) to be issued under the indenture, dated as of September 28, 1999 (the "Indenture"), among Sbarro, Inc., a New York corporation (the "Company"), the subsidiary guarantors and Firstar Bank, N.A. (the "Trustee") in the proposed offer to exchange (the "Exchange Offer") up to $255,000,000 in principal amount of 11% Senior Notes due 2009 (the "Registered Notes") being registered pursuant to Registration Statement No. 333-90817 on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), for the same principal amount of the issued and outstanding Senior Notes due 2009 (the "Original Notes"). The Company's payment obligations under the Original Notes are jointly and severally guaranteed by certain of the Company's subsidiaries, including the Texas Guarantor, pursuant to the "Original Guarantees" (herein so called) provided for in Article 11 of the Indenture, and the Company's payment obligations under the Registered Notes will be jointly and severally guaranteed by such subsidiaries, including the Texas Guarantor, pursuant to the "Registered Guarantees" (herein so called) provided for in Article 11 of the Indenture. The Registered Guaranty to be made by the Texas Guarantor is referred to herein as the "Texas Guarantor Guaranty."

         In connection with the foregoing, we have examined, among other things, the Registration Statement, a photocopy of the executed Indenture (which includes as Article 11 the Texas Guarantor Guaranty) filed as Exhibit 4.1 to the Company's Current Report on Form 8-K dated (date as of the earliest event reported) September 23, 1999 (the "Form 8-K") and incorporated into the Registration Statement by reference to the Form 8-K, the form of the Registered Notes, and originals or copies of all corporate records and of all agreements, opinions, instruments certificates and other documents that we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

         We have also reviewed and relied upon copies of (a) the Unanimous Written Consent of the Board of Directors of the Texas Guarantor dated as of September 28, 1999, together with Exhibits A & B attached thereto, (b) the Unanimous Written Consent of the Board of Directors of the Texas Guarantor dated as of March 2, 2000, together with Exhibit A attached thereto, (c) the Unanimous Written Consent of the Board of Directors of the Texas Guarantor dated as of March 16, 2000; and (d) a Certificate of an Officer of the Texas Guarantor dated March 16, 2000, which certificate certifies, among other matters, the resolutions contained in the above mentioned written consents.

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         We have made such other investigations of applicable law that we have deemed necessary to enable us to provide you with the opinions hereafter expressed. In conducting our examination, we have assumed the execution and delivery of the Texas Guarantor Guaranty, the genuineness of all signatures, the legal capacity of all individual signatories, the accuracy of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies. In addition, we have assumed and without independent investigation have relied upon the factual accuracy of the representations, warranties and other information contained in the items we examined. As to any facts material to the opinions hereafter expressed that are not covered by the assumption in the foregoing sentence and that were not independently established or verified, we have relied upon the statements or certificates of officers of the Company, the Texas Guarantor, public officials and others.

         We have assumed that the Trustee has the requisite power and authority to enter into and perform its obligations under the Indenture, that the Indenture has been duly authorized, executed and delivered by the Trustee, and that the Indenture constitutes a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms.

         We have further assumed that the Registered Notes have been authenticated and delivered as contemplated by the Registration Rights Agreement dated as of September 28, 1999 among the Company, the guarantors named therein and Bear, Stearns & Co. Inc., the Indenture and the Exchange Offer.

         We are counsel admitted to practice only in the State of Texas. The opinions expressed herein are limited to the laws of the State of Texas and the federal laws of the United States of America applicable to transactions in Texas (collectively the "Local Laws"), which are the only laws applicable to the opinions expressed herein. We express no opinion as to the laws of any other jurisdiction. We express no opinion as to the legality, validity, binding effect or enforceability of the Original Notes, the Registered Notes, the Original Guarantees, the Registered Guarantees or the Indenture, all of which, by their terms are governed by the laws of the State of New York.

         Based upon the foregoing, and subject to the limitations, qualifications and assumptions as set forth herein, we are of the opinion that:

         1. The Texas Guarantor is duly incorporated, existing and in good standing under the laws of the State of Texas;

         2. The Texas Guarantor has the requisite corporate power and authority under Local Laws to execute and deliver the Texas Guarantor Guaranty and to perform its obligations thereunder;

         3. The Texas Guarantor has duly authorized, under Local Laws, its execution, delivery and performance of the Texas Guarantor Guaranty;

         4. The execution and delivery of the Texas Guarantor Guaranty by the president, any vice president, the secretary or the treasurer of the Texas Guarantor would constitute the execution and delivery of such guaranty as contemplated by the authorization of execution and delivery by the Board of Directors of the Texas Guarantor; and

         5. No filings are required to be made and no consents or approvals, other than the authorization of the Board of Directors that has been obtained, are required to be

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                  obtained under Local Laws with respect to the authorization, execution, delivery and performance of the Texas Guarantor Guaranty.

         Our opinion above is subject to: (i) applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally; general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); (ii) the exercise of the discretionary power of any court or other authority before which may be brought any proceeding seeking equitable or other remedies or any limitation on a board of directors of a Texas corporation to authorize the performance of a contractual provision deemed to be not legal, valid, binding or enforceable; and (iii) other applicable laws, rules, regulations, court decisions and constitutional requirements in and of the State of Texas or the United States of America limiting or affecting the exercise of remedies under the Texas Guarantor Guaranty provided that any such limitations will not, in our opinion, materially interfere with the Trustee realizing the practical benefits of such guaranty though they may result in a delay thereof (and we express no opinion with respect to the economic consequences of any such delay).

         Our opinion number 5 above is based on existing legal requirements applicable to Texas guarantors generally, and does not address any contractual or other private or public third-party obligations applicable specifically to the Texas Guarantor.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder. We further consent to the reliance by Parker Chapin LLP on this opinion for purposes of rendering its opinion to be filed as Exhibit 5.1 to the Registration Statement.

         The opinions expressed herein are given as of the effective date of the Registration Statement and we undertake no obligations to supplement this letter if any applicable law changes after such date or if we become aware of any facts that might change the opinions expressed herein after such date or for any other reason.


                                                Very truly yours,

                                                JENKENS & GILCHRIST,
                                                a Professional Corporation



                                                By:      /s/ Judy G. Gechman
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                                                         Judy G. Gechman,
                                                         Authorized Signatory